UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2005

DIGIRAD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13950 Stowe Drive Poway, California 92064
(Address of Principal Executive Offices) (Zip Code)

(858) 726-1600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement.

On March 14, 2005, our board of directors approved revised compensatory arrangements with certain of our executive officers.  The approval by our board of directors was based on the recommendation of our compensation committee.  Pursuant to the revised compensatory arrangements, certain of our executive officers will receive an increase in their base salaries for the fiscal year 2005, effective April 1, 2005.  In addition, certain of our executive officers will be entitled to receive bonus payments based upon certain revenue and net income targets of Digirad Corporation.  The aggregate bonus amount payable to the executive officers under the revised compensatory arrangements (the “Aggregate Bonus Amount”) is equal to (i) 1.667% of each dollar of our revenue over $68.0 million plus (ii) 5% of each dollar of our net income if our total net income is above $1.0 million.  In the event, however, that certain minimum revenue and net income thresholds are not met, no bonuses will be paid.

The executive officers eligible to receive bonuses will be entitled to receive that portion of the Aggregate Bonus Amount which is equal to the quotient obtained by dividing (i) such executive officer’s base salary by (ii) the sum of all base salaries for our executive officers eligible to receive bonuses.  Our Chief Executive Officer will be entitled to receive an increasingly greater bonus as our revenues grow to certain thresholds over $86.0 million.  The bonus amounts payable to each of our executive officers under the revised compensatory arrangements may be reduced in the event that the individual goals for each such executive officer are not achieved.  The bonus amounts will be accrued quarterly and paid following the completion of our 2005 audit.

The foregoing description is qualified by the Summary of Officer Compensation Arrangements attached hereto as Exhibit 10.1.

Item 9.01                     Financial Statements and Exhibits.

(c)  Exhibits.

10.1                           Summary of Officer Compensation Arrangements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

March 18, 2005	By:	/s/ Todd P. Clyde
Todd P. Clyde
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Summary of Officer Compensation Arrangements.